                                                                    EXHIBIT 99.1

(ST. FRANCIS CAPITAL CORP. LOGO)

                                                                    NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:            SUBJECT:
Jon D. Sorenson                             St. Francis Capital Corporation
Chief Financial Officer                     Announces Third Quarter Fiscal
(262) 787-8700                              Year Earnings and Quarterly Dividend

Release Time: 6:30 a.m. Central Time July 25, 2003

Brookfield, WI - July 25, 2003...... St. Francis Capital Corporation (NASDAQ:
STFR) today reported earnings for the three and nine months ended June 30, 2003, and announced a quarterly dividend to shareholders.

         Net income for the three months ended June 30, 2003 increased to $6.5 million compared with $5.1 million for the three months ended June 30, 2002. Diluted earnings per share increased to $0.66 for the three months ended June 30, 2003 compared with $0.52 for the three months ended June 30, 2002. Net income for the nine months ended June 30, 2003 increased to $18.9 million compared with $16.0 million for the nine months ended June 30, 2002. Diluted earnings per share increased to $1.92 for the nine months ended June 30, 2003 compared with $1.65 for the nine months ended June 30, 2002.

         The Company also announced a cash dividend in the amount of $0.20 per share payable on August 20, 2003 to shareholders of record as of August 11, 2003. Since dividends were instituted in 1995, the Company has paid 32 consecutive quarterly dividends.

         The interest rate environment continued to have a significant impact on quarterly results, as rates remained near 40-year lows. Mortgage loan originations remained at very high levels and mortgage-related assets continue to be affected by the low interest rates. Gains on the sale of mortgage loans were $5.9 million and $16.4 million for the three and nine months ended June 30, 2003, respectively, compared with $2.3 million and $7.6 million for the same periods in the prior year. Operating results also include charges of $1.3 million and $3.9 million ($0.08 and $0.23 per diluted share after-tax) for the three and nine months ended June 30, 2003, respectively, related to impairment write-downs of the Company's mortgage servicing rights (another aspect of refinancing activity related to low rates), compared with $900,000 for the three and nine month periods in the prior year ($0.06 per diluted share after-tax).

         "The low interest rate environment which has persisted over the past year continues to cause significant activity within the mortgage-related parts of our income statement and balance sheet," said Thomas R. Perz, President and Chief Executive Officer of St. Francis Capital Corporation. "Besides the clearly observable effects of mortgage gains and the servicing impairment charge on the income statement, our overall loan growth has been slowed by repayments within the mortgage portfolio. In a rising rate environment, we would expect to see a reversal of the trends spurred by lower rates in this past year."

         The Company's mortgage servicing rights impairment charge results from the requirement that servicing rights be accounted for at the lower of book (i.e. cost) or market value. As part of the calculation of the market value of mortgage servicing rights, the Company calculates the present value of the future stream of servicing fee income expected to be received from its mortgage loan servicing portfolio. This calculation relies in part on prepayment speeds as forecast by major mortgage dealers based on a number of assumptions, including an assumption as to the future direction of interest rates. The Company services $869 million in mortgage loans for others, with those servicing rights recorded at $6.4 million, net of valuation allowances, as of June 30, 2003.

         Net interest income decreased $1.8 million to $11.7 million and $2.9 million to $36.0 million for the three and nine months ended June 30, 2003, respectively, compared to $13.5 million and $38.9 million during the same periods in the prior year. The decrease in net interest income is a result of a decline in the Company's net interest margin, which decreased to 2.24% and 2.32% for the three and nine months ended June 30, 2003, respectively, compared with 2.75% and 2.69% for the same periods in the prior year. The low interest rates discussed previously also affected the Company's net interest margin as the decline in general interest rates was reflected by a reduced yield on earning assets. The cost of liabilities is no longer decreasing as rapidly as the decrease in the yield on earning assets, since deposit rates are at a level where it is difficult to reduce them further. The Company's interest rate sensitivity as measured by its one-year interest rate gap position is also positive, which implies an increase in net interest income in a rising rate environment or a decrease in net interest income if rates were to continue to fall further.

         Other operating income increased to $11.1 million and $29.9 million for the three and nine months ended June 30, 2003, respectively, compared to $5.3 million and $19.0 million for the same periods in the prior year. Other than the aforementioned gains on the sale of loans partially offset by the mortgage servicing rights impairment, the change was due to a variety of factors. Loan servicing and related fees increased $791,000 to $1.6 million and $1.9 million to $4.9 million for the three and nine months ended June 30, 2003, respectively. The increases represent various sources of income including servicing revenues on loans sold, prepayment penalties on early repayment of loans, modification and other fees related to mortgage loans and annual fees on home equity lines of credit. Depository fees increased $948,000 to $2.3 million and $1.4 million to $5.5 million for the three and nine months ended June 30, 2003, respectively. Increases were primarily due to increases in the Company's checking deposits and related monthly and overdraft fees. Gains on the sale of securities increased $979,000 to $1.3 million and $1.6 million to $2.6 million for the three and nine months ended June 30, 2003. "We are very pleased with the increase in fee income being earned by the Company," stated Perz, "Developing other sources of revenue can help complement the income that results from our net interest margin."

         General and administrative expenses increased to $13.3 million and $39.2 million for the three and nine months ended June 30, 2003, respectively, compared to $11.9 million and $35.8 million for the comparable prior year periods. The increase is primarily due to increases in the levels of compensation and employee benefits. Total compensation and benefits increased $1.1 million and $2.7 million for the three and nine months ended June 30, 2003, respectively, compared with the same periods in the prior year. The majority of the change in compensation expense was due to increases in the Company's mortgage lending division compensation of $591,000 and $1.7 million for the three and nine months ended June 30, 2003, respectively, compared with the prior year. These increases were comprised primarily of commission compensation and additional salary and benefit compensation, which were directly related to the extremely high level of mortgage activity fostered by the low interest rate environment. Merger related expenses were $353,000 and $456,000 for the three and nine months ended June 30, 2003.

         Total assets at June 30, 2003 were $2.25 billion, a decrease of $85 million from September 30, 2002. Loans receivable declined $42.2 million from September 30, 2002 primarily due to decreases in 1-4 family mortgage loans and commercial loans partially offset by growth in the Company's consumer loan portfolio. The Company's 1-4 family mortgage loan portfolio has been affected by the low level of interest rates as loans have continued to pay off or refinance. The commercial loan portfolio has decreased due to a reduction in the Company's syndicated loan credits. Mortgage-backed securities and investment securities decreased by $31.5 million as the Company continues its ongoing balance sheet restructuring. For the past several years the Company has been reducing its level of mortgage-backed and investment securities as a percentage of its total balance sheet. Deposits declined by $59.5 million from September 30, 2002 due to a decrease in brokered deposits of $100.2 million partially offset by an increase in retail deposits of $40.7 million.

         Non-performing assets totaled $4.2 million or 0.19% of total assets at June 30, 2003, a slight increase from $4.1 million or 0.18% of total assets at September 30, 2002. The provision for loan losses was $84,000 and $637,000 for the three and nine months ended June 30, 2003, respectively, compared to $913,000 and $2.7 million for the same periods in the prior year. Net charge-offs were $177,000 and $677,000 for the three and nine months ended June 30, 2003, compared to net charge-offs of $143,000 and $514,000 for the same periods during the prior year. The provision for loan losses is affected by a number of factors including amount and condition of non-performing assets and classified assets, the level of historical net charge-offs, the current size and loan mix of the loan portfolio, management's view of a variety of external factors such as the state of the economy, and other factors that may be unique to specific credits.

         On May 21, 2003 St. Francis Capital Corporation announced it has agreed to be acquired by MAF Bancorp, Inc. (NASDAQ: MAFB) in an all-stock transaction. Subject to regulatory approval and the approval of St. Francis and MAF shareholders, the transaction is expected to close in the fourth quarter of 2003.

         St. Francis Capital Corporation, with $2.25 billion in assets, is the holding company for St. Francis Bank, F.S.B. The Bank operates 22 full-service offices and three loan offices in Milwaukee, Waukesha, Washington, Ozaukee and Walworth counties and a mortgage-banking subsidiary based in Illinois.

         Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to" or similar expressions. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect the Company's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of the Company's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in the Company's markets, and (x) changes in accounting principles, policies or guidelines.

                                       ###
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St. Francis Capital Corporation and Subsidiary
Financial Highlights (Dollars in thousands, except per share data) (unaudited)
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
 OPERATING DATA:
                                                                   Three months ended                  Nine months ended
                                                                June 30,         June 30,          June 30,          June 30,
                                                                 2003             2002              2003              2002
                                                              ----------       -----------       -----------       -----------
 Interest Income:
       Loans                                                  $   18,943       $    21,524            59,645            66,327
       Mortgage-backed and related securities                      4,146             7,565            14,675            23,075
       Other                                                       2,107             1,547             4,951             3,921
                                                              ----------       -----------       -----------       -----------
             Total interest income                                25,196            30,636            79,271            93,323
 Interest Expense:
       Deposits                                                    6,033             8,309            20,020            28,465
       Advances and other borrowings                               7,402             7,940            22,580            23,189
                                                              ----------       -----------       -----------       -----------
             Total interest expense                               13,435            16,249            42,600            51,654
                                                              ----------       -----------       -----------       -----------
 Net interest income before provision for loan losses             11,761            14,387            36,671            41,669
 Provision for loan losses                                            84               913               637             2,733
                                                              ----------       -----------       -----------       -----------
 Net interest income after provision for loan losses              11,677            13,474            36,034            38,936
                                                              ----------       -----------       -----------       -----------
 Other Operating Income:
       Loan servicing and loan related fees                        1,640               849             4,865             2,957
       Mortgage servicing impairment                              (1,330)             (900)           (3,855)             (900)
       Depository fees and service charges                         2,331             1,383             5,548             4,155
       Securities gains                                            1,301               322             2,645             1,056
       Gain on sales of loans                                      5,858             2,273            16,434             7,550
       Insurance, annuity and brokerage commissions                  358               397             1,193             1,208
       Income from real estate held for investment                   925               782             2,714             2,331
       Other income                                                  (24)              179               370               671
                                                              ----------       -----------       -----------       -----------
             Total other operating income                         11,059             5,285            29,914            19,028
                                                              ----------       -----------       -----------       -----------
 General and Administrative Expenses:
       Compensation and employee benefits                          7,589             6,528            22,964            20,222
       Office building                                             1,306             1,260             3,843             3,658
       Furniture and equipment                                     1,034               976             3,106             2,926
       Data processing                                               222               428               733             1,307
       Telephone & postage                                           444               424             1,364             1,263
       Real estate held for investment                             1,072               702             2,884             2,255
       Other general and administrative expenses                   1,670             1,594             4,354             4,191
                                                              ----------       -----------       -----------       -----------
             Total general and administrative expenses            13,337            11,912            39,248            35,822
                                                              ----------       -----------       -----------       -----------
 Income before income tax expense                                  9,399             6,847            26,700            22,142
 Income tax expense                                                2,878             1,783             7,809             6,157
                                                              ----------       -----------       -----------       -----------
 Net income                                                   $    6,521       $     5,064       $    18,891       $    15,985
                                                              ==========       ===========       ===========       ===========

 Basic earnings per share:                                    $     0.69       $      0.55       $      2.01       $      1.73
 Diluted earnings per share:                                  $     0.66       $      0.52       $      1.92       $      1.65

 Return on average equity                                          13.68%            11.86%            13.55%            12.73%
 Return on average assets                                           1.17%             0.91%             1.13%             0.97%
 Net interest margin                                                2.24%             2.75%             2.32%             2.69%
 Net interest spread                                                2.00%             2.52%             2.09%             2.46%
 Other operating income to average assets                           1.99%             0.95%             1.79%             1.16%
 G&A expenses to average assets                                     2.40%             2.14%             2.34%             2.18%
 Efficiency ratio                                                  61.98%            61.56%            61.38%            60.06%
 Efficiency ratio (adjusted for affordable housing)                58.47%            58.93%            58.24%            57.25%
 Effective tax rate                                                30.62%            26.04%            29.25%            27.81%

 Average share outstanding - Basic                             9,420,265         9,291,005         9,391,007         9,233,055
 Average share outstanding - Diluted                           9,927,120         9,785,807         9,848,933         9,704,416

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St. Francis Capital Corporation and Subsidiary
Financial Highlights (Dollars in thousands, except per share data) (unaudited)
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
FINANCIAL CONDITION:

                                                                       June 30,        September 30,        June 30,
                                                                        2003               2002               2002
                                                                    -------------      -------------      -------------
Cash and cash equivalents                                           $      44,167      $      45,835      $      45,060
Debt and equity securities available for sale                              64,797             16,596             55,742
Mortgage-backed and related securities available for sale                 537,934            618,580            571,854
Loans held for sale                                                        83,139             65,006             32,482
Mortgage-backed and related securities                                     91,236             90,246            104,127
Loans receivable, net                                                   1,215,263          1,257,466          1,264,642
Federal Home Loan Bank stock                                              110,943             90,784             64,974
Real estate held for investment                                            31,650             32,803             31,838
Foreclosed properties                                                         847              1,908              1,865
Goodwill                                                                   12,891             12,891             13,351
Other assets                                                               61,474            107,002             59,703
                                                                    -------------      -------------      -------------
      Total Assets                                                  $   2,254,341      $   2,339,117      $   2,245,638
                                                                    =============      =============      =============
Deposits                                                            $   1,357,524      $   1,416,979      $   1,396,919
Advances and other borrowings                                             667,767            642,063            652,803
Other liabilities                                                          35,072            100,994             21,269
                                                                    -------------      -------------      -------------
      Total Liabilities                                                 2,060,363          2,160,036          2,070,991
                                                                    -------------      -------------      -------------
Shareholders' equity                                                      193,978            179,081            174,647
                                                                    -------------      -------------      -------------
      Total Liabilities and Shareholders' Equity                    $   2,254,341      $   2,339,117      $   2,245,638
                                                                    =============      =============      =============
Shareholders' equity to total assets                                         8.60%              7.66%              7.78%
Book value per share (fully diluted)                                $       19.33      $       18.31      $       17.74
Ending shares outstanding                                               9,466,206          9,350,873          9,342,353

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
AVERAGE BALANCE SHEET INFORMATION:

                                                       Three months ended                Nine months ended
                                                            June 30,                         June 30,
                                                     2003             2002             2003             2002
                                                 ------------     ------------     ------------     ------------
Average total assets                             $  2,228,338     $  2,228,145     $  2,239,726     $  2,195,667
Average loans                                       1,299,473        1,290,450        1,313,411        1,281,348
Average earning assets                              2,102,673        2,099,429        2,111,947        2,069,969
Average interest-bearing liabilities                1,921,999        1,958,181        1,944,299        1,933,373
Average shareholders' equity                          191,210          171,261          186,402          167,941

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
ASSET QUALITY INFORMATION:

                                                           June 30,         September 30,        June 30,
                                                             2003               2002               2002
                                                         -------------      -------------      -------------
Non-performing loans                                     $       3,349      $       2,209      $       3,109
Foreclosed properties                                              847              1,908              1,865
                                                         -------------      -------------      -------------
    Non-performing assets                                $       4,196      $       4,117      $       4,974
                                                         =============      =============      =============
Performing troubled debt restructurings                  $       1,044      $       2,440      $       2,833

Allowance for loan losses                                $      14,172      $      14,212      $      13,905
Non-performing loans to gross loans                               0.25%              0.16%              0.23%
Non-performing assets to total assets                             0.19%              0.18%              0.35%
Allowance for loan losses to gross loans                          1.04%              1.03%              1.02%
Allowance for loan losses to non-performing loans               423.17%            643.37%            447.25%

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